JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND
AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT
     AMENDMENT made this 1st day of October, 2009, to the Investment Management Contract dated December 22, 1994, between John Hancock California Tax-Free Income Fund, a Massachusetts business trust, and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE TO COMPENSATION OF THE ADVISER
     Section 5 of the Agreement, “Compensation of the Adviser,” is hereby amended to reflect the following fee schedule:

	First	Next	Next	Excess over
	$500 million	$500 million	$1 billion	$2 billion
	of	of	of	of
Fund	Net Assets	Net Assets	Net Assets	Net Assets
John Hancock California Tax-Free Income Fund	0.550%	0.500%	0.475%	0.450%
2.	EFFECTIVE DATE
     This Amendment shall become effective as of date first mentioned above.
3.	DEFINED TERMS
     Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.
4.	OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.
JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND
on behalf of John Hancock California Tax-Free Income Fund

By:	/s/ Keith F. Hartstein Keith F. Hartstein
President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Keith F. Hartstein Keith F. Hartstein
President and Chief Executive Officer

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